Exhibit 99.1

Timberland Reports Fourth-Quarter and Full-Year 2010 Results

Fourth Quarter

  Fourth quarter revenue increased 26.7% to $491.1 million; up 28.1% on a constant dollar basis
  Fourth quarter diluted earnings per share more than doubled to $0.82
  Global retail comparable store sales increased 17.6% versus prior year period

Full Year

  Full year revenue increased 11.2% to $1,429.5 million; up 11.7% on a constant dollar basis
  Full year diluted earnings per share increased 80.2% to $1.82
  Global retail comparable store sales increased 8.8% versus prior year period

STRATHAM, N.H.--(BUSINESS WIRE)--February 17, 2011--The Timberland Company (NYSE: TBL) today reported fourth-quarter 2010 net income of $42.1 million and diluted earnings per share of $0.82. These results compare to fourth-quarter 2009 net income of $22.3 million and diluted earnings per share of $0.40.

Fourth Quarter 2010 Results Summary:

  Revenue increased 26.7% compared to the prior year period and was up 28.1% on a constant dollar basis, reflecting growth across North America, Europe, and Asia.
  North America revenue increased 16.8% to $252.0 million compared to the prior year period, as a result of improved wholesale sell-in, specifically men’s footwear, and growth in SmartWool® apparel and accessories. Europe revenue increased 32.3% to $169.6 million versus 2009 fourth-quarter levels, and increased 40.1% on a constant dollar basis. European results reflect growth across the region, led by Germany, Scandinavia, and the Benelux region, driven by strong performance in men’s, women’s and kids’ footwear. Asia revenue increased 58.5% to $69.6 million compared to the prior year period, and increased 48.3% on a constant dollar basis, driven by growth across the region, led by Japan, Taiwan, and China, across men’s, women’s and kids’ products.
  Global footwear revenue increased 31.2% to $358.8 million from the fourth quarter of 2009, driven by men’s footwear and supported by strong growth in women’s and kids’ footwear in all three regions. Apparel and accessories revenue increased 16.6% to $125.1 million, reflecting growth in every region, led by strength in Timberland® apparel sales in Asia.
  Global wholesale revenue was up 30.9% to $326.6 million compared to the prior year period, with double-digit growth across all segments. Worldwide consumer direct revenue increased 19.0% to $164.5 million compared to the fourth quarter of 2009, driven by solid comparable store sales growth in each of our global regions and the net addition of ten stores.
  Operating income for the fourth quarter of 2010 was $61.7 million compared to operating income of $37.2 million in the prior year period. The improvement was driven by increased revenue and was partially offset by higher selling and marketing expenses. The gross margin rate declined approximately 200 basis points to 48.6% as benefits from mix and fewer and more profitable close-out sales were offset by pressure from higher input costs and freight expenses.
  In the fourth quarter of 2010, the effective tax rate was 33.1% compared to 39.9% in the fourth quarter of 2009. The tax rate for the full-year 2010 was 31.6% compared to 30.4% in 2009.
  In connection with its stock buyback program, the Company repurchased 402 thousand shares in the fourth quarter of 2010 at a cost of approximately $10 million.
  The Company ended the quarter with $272.2 million in cash and no debt. Accounts receivable increased 26.2% to $188.3 million compared to the prior year period, in line with the revenue increase. Inventory at year end was $180.1 million, an increase of 13.6% compared to prior year levels.

For the full-year 2010, Timberland reported revenue of $1,429.5 million, an increase of 11.2% over the prior year. 2010 net income was $96.6 million, an increase of 70.6% over the prior year. And diluted earnings per share were $1.82, an increase of 80.2% over the full-year 2009 diluted earnings per share of $1.01.

“Our results this quarter are the culmination of disciplined focus on our operating model and targeted investments in our brand,” said Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer. “As our progress in the North America business demonstrates, we have the right strategy and the right team in place to grow Timberland to be the number one outdoor brand on Earth.”

Webcast information

As previously announced, the Company will be hosting a conference call to discuss fourth quarter and full year results today at 8:25 AM Eastern Time. Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling 706.643.2916 and providing access code number 40250864. Replays of this conference call will be available through the investor relations section of the Company’s website.

About Timberland

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company®, howies®, and Mountain Athletics® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. Timberland’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, Africa and the Middle East. More information about Timberland is available in its reports filed with the Securities and Exchange Commission (SEC).

Forward Looking Statements

Certain statements in this press release may be “forward-looking statements”, within the meaning of the federal securities laws, which are subject to material risks and uncertainties. These forward-looking statements are not guarantees of future financial performance or expected benefits. Many factors could affect our current expectations and our actual results, and could cause results to differ materially. Such factors include, but are not limited to: (i) Timberland’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) Timberland’s ability to execute key strategic initiatives; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland’s ability to obtain adequate materials at competitive prices; and (vi) other factors, including those detailed from time to time in Timberland’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other filings we make with the SEC. Timberland undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

This press release includes discussion of constant dollar revenue change, which excludes the impact of changes in foreign currency exchange rates, and is a non-GAAP measure. As required by SEC rules, the Company has provided reconciliations of this measure on attached tables that follow its financial statements. Additional required information regarding this non-GAAP measure is located in the Form 8-K furnished to the SEC on February 17, 2011.

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	December 31, 2010	December 31, 2009
Assets
Current assets
Cash and equivalents	$272,221	$289,839
Accounts receivable, net	188,336	149,178
Inventory	180,068	158,541
Prepaid expense	32,729	32,863
Prepaid income taxes	25,083	11,793
Deferred income taxes	22,562	26,769
Derivative assets	29	1,354
Total current assets	721,028	670,337

Property, plant and equipment, net	68,043	69,820
Deferred income taxes	15,594	14,903
Goodwill and intangible assets, net	73,797	89,885
Other assets, net	13,897	14,962

Total assets	$892,359	$859,907

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$91,025	$79,911
Accrued expense and other current liabilities	128,051	125,500
Income taxes payable	25,760	21,959
Deferred income taxes	-	48
Derivative liabilities	1,690	389
Total current liabilities	246,526	227,807

Other long-term liabilities	34,322	36,483

Stockholders’ equity	611,511	595,617

Total liabilities and stockholders’ equity	$892,359	$859,907

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)

	For the Quarter Ended		For the Year Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Revenue	$491,144	$387,760	$1,429,484	$1,285,876
Cost of goods sold	252,690	191,547	732,970	682,954

Gross profit	238,454	196,213	696,514	602,922

Operating expense
Selling	141,910	123,378	427,367	407,987
General and administrative	34,174	35,654	123,912	116,772
Impairment of goodwill	-	-	5,395	-
Impairment of intangible asset	702	-	8,556	925
Gain on termination of licensing agreements	-	-	(3,000)	-
Restructuring	-	(27)	-	(236)
Total operating expense	176,786	159,005	562,230	525,448

Operating income	61,668	37,208	134,284	77,474

Other income/(expense), net
Interest, net	5	(85)	(104)	405
Other, net	1,341	(123)	7,080	3,506
Total other income/(expense), net	1,346	(208)	6,976	3,911

Income before income taxes	63,014	37,000	141,260	81,385

Income tax provision	20,882	14,746	44,638	24,741

Net income	$42,132	$22,254	$96,622	$56,644

Earnings per share
Basic	$0.83	$0.40	$1.84	$1.01
Diluted	$0.82	$0.40	$1.82	$1.01
Weighted-average shares outstanding
Basic	50,691	54,960	52,498	56,034
Diluted	51,310	55,329	52,990	56,352

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	For the Year Ended
	December 31, 2010	December 31, 2009
Cash flows from operating activities:
Net income	$96,622	$56,644
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	3,407	450
Share-based compensation	9,287	5,942
Depreciation and amortization	25,500	28,783
Provision for losses on accounts receivable	1,242	3,224
Impairment of goodwill	5,395	-
Impairment of intangible assets	8,556	925
Impairment of other long-lived assets	989	3,023
Tax expense from share-based compensation, net of excess benefit	(463)	(2,214)
Unrealized loss on derivatives	422	333
Other non-cash credits, net	(1,567)	(1,381)
Increase/(decrease) in cash from changes in operating assets and liabilities, net of the effect of business combinations:
Accounts receivable	(43,559)	18,206
Inventory	(20,285)	24,178
Prepaid expense and other assets	1,539	1,479
Accounts payable	9,013	(17,762)
Accrued expense	2,590	11,846
Prepaid income taxes	(13,290)	4,894
Income taxes payable	2,120	(2,093)
Other liabilities	332	(626)
Net cash provided by operating activities	87,850	135,851

Cash flows from investing activities:
Acquisition of business and purchase price adjustments, net of cash acquired	-	(1,554)
Additions to property, plant and equipment	(19,917)	(17,677)
Other	(707)	(849)
Net cash used by investing activities	(20,624)	(20,080)

Cash flows from financing activities:
Common stock repurchases	(85,233)	(43,905)
Issuance of common stock	4,406	1,962
Excess tax benefit from stock option and employee stock purchase plans	761	151
Other	(971)	(1,284)
Net cash used by financing activities	(81,037)	(43,076)

Effect of exchange rate changes on cash and equivalents	(3,807)	(45)

Net increase/(decrease) in cash and equivalents	(17,618)	72,650
Cash and equivalents at beginning of period	289,839	217,189
Cash and equivalents at end of period	$272,221	$289,839

THE TIMBERLAND COMPANY
REVENUE ANALYSIS
(Amounts in Thousands, Unaudited)

	For the Quarter Ended			For the Year Ended
	December 31, 2010	December 31, 2009	Change	December 31, 2010	December 31, 2009	Change

Revenue by Segment:
North America	$251,983	$215,745	16.8%	$647,337	$610,164	6.1%
Europe	169,552	128,110	32.3%	592,086	527,979	12.1%
Asia	69,609	43,905	58.5%	190,061	147,733	28.7%
Total Revenue	$491,144	$387,760	26.7%	$1,429,484	$1,285,876	11.2%

Revenue by Product:
Footwear	$358,765	$273,440	31.2%	$1,035,681	$931,179	11.2%
Apparel and Accessories	125,117	107,342	16.6%	368,825	329,071	12.1%
Royalty and Other	7,262	6,978	4.1%	24,978	25,626	-2.5%

Revenue by Channel:
Wholesale	$326,597	$249,523	30.9%	$1,024,694	$918,796	11.5%
Consumer Direct	164,547	138,237	19.0%	404,790	367,080	10.3%

Comparable Store Sales:
U.S. Retail	6.2%	-4.7%		3.1%	-8.7%
Global Retail	17.6%	-0.3%		8.8%	-2.4%

THE TIMBERLAND COMPANY
RECONCILIATION OF TOTAL COMPANY,
NORTH AMERICA, EUROPE AND ASIA REVENUE CHANGES
TO CONSTANT DOLLAR REVENUE CHANGES
(Amounts in Thousands, Unaudited)

Total Company Revenue Reconciliation:

	For the Quarter Ended		For the Year Ended
	December 31, 2010		December 31, 2010
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$103,384	26.7%	$143,608	11.2%
Decrease due to foreign exchange rate changes	(5,286)	-1.4%	(7,017)	-0.5%
Revenue increase in constant dollars	$108,670	28.1%	$150,625	11.7%

North America Revenue Reconciliation:

	For the Quarter Ended		For the Year Ended
	December 31, 2010		December 31, 2010
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$36,238	16.8%	$37,173	6.1%
Increase due to foreign exchange rate changes	260	0.1%	1,868	0.3%
Revenue increase in constant dollars	$35,978	16.7%	$35,305	5.8%

Europe Revenue Reconciliation:

	For the Quarter Ended		For the Year Ended
	December 31, 2010		December 31, 2010
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$41,442	32.3%	$64,107	12.1%
Decrease due to foreign exchange rate changes	(10,009)	-7.8%	(18,760)	-3.6%
Revenue increase in constant dollars	$51,451	40.1%	$82,867	15.7%

Asia Revenue Reconciliation:

	For the Quarter Ended		For the Year Ended
	December 31, 2010		December 31, 2010
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$25,704	58.5%	$42,328	28.7%
Increase due to foreign exchange rate changes	4,463	10.2%	9,875	6.7%
Revenue increase in constant dollars	$21,241	48.3%	$32,453	22.0%

Constant dollar revenue changes, which exclude the impact of changes in foreign exchange rates, are not Generally Accepted Accounting Principle (“GAAP”) performance measures. We calculate constant dollar revenue changes by recalculating current year revenue using the prior year’s exchange rates and comparing it to prior year revenue reported on a GAAP basis. We provide constant dollar revenue changes for Total Company, North America, Europe, and Asia revenues because we use the measures to understand the underlying results and trends of the business segments excluding the impact of exchange rate changes that are not under management’s direct control. We have a foreign exchange rate risk management program intended to minimize both the positive and negative effects of currency fluctuations on our reported consolidated results of operations, financial position and cash flows. The actions taken by us to mitigate foreign exchange risk are reflected in cost of goods sold and other, net.

CONTACT:
The Timberland Company
Kristyn Van Ostern, 603-773-1655
Investor Relations
kvanostern@timberland.com